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                                                                                                                 EXHIBIT 12


                                                   SOLO CUP COMPANY
                                   COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES


                                                      Years Ended December 31,                          Quarter ended
                                       ------------------------------------------------------     -------------------------
                                                                                                   March 31,     March 31,
(Dollars in Thousands)                   1999        2000        2001        2002       2003          2003          2004
---------------------------------------------------------------------------------------------------------------------------
Pretax income (loss)                   $ 9,409     $ 9,029     $ 5,827     $17,668    $   592       $(7,112)     $(48,110)
Capitalized interest                    (1,925)     (1,374)       (693)       (811)       (67)          (10)          (56)
Fixed charges (as calculated below)     13,662      18,831      20,580      22,375     20,712         4,301        10,415
                                       -------     -------     -------     -------    -------       -------      --------
Earnings                               $21,146     $26,486     $25,714     $39,232    $21,237       $(2,821)     $(37,751)
                                       =======     =======     =======     =======    =======       =======      ========

FIXED CHARGES:

Interest expense                       $10,947     $15,398     $16,780     $18,642     16,752       $ 3,365         8,548
Rent expense interest factor             2,715       3,433       3,800       3,733      3,960           936         1,867
                                       -------     -------     -------     -------    -------       -------      --------
Total fixed charges                    $13,662     $18,831     $20,580     $22,375    $20,712       $ 4,301        10,415
                                       =======     =======     =======     =======    =======       =======      ========
RATIO OF EARNINGS TO FIXED CHARGES        1.55        1.41        1.25        1.75       1.03           0.0(1)        0.0(1)
                                       =======     =======     =======     =======    =======       =======      ========
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(1) Earnings were inadequate to cover fixed charges for the quarters ended
    March 31, 2003 and March 31, 2004 by $7.1 million and $48.1 million, respectively.